COMMUNITY BANK OF CENTRAL TEXAS, ssb
                                 312 Main Street
                          Smithville, Texas 78957-2035
                                 (512) 237-2482



                      NOTICE OF SPECIAL MEETING OF MEMBERS



         Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of Community Bank of Central Texas, ssb ("Community Bank" or the "Bank") will be held at the main office of the Bank located at 312 Main Street, Smithville, Texas 78957-2035 on ___________, 2000 at _:__ _.m., Smithville,
Texas time. The purpose of this Special Meeting is to consider and vote upon a plan to convert the Bank from a Texas chartered mutual savings institution to a Texas chartered stock savings institution, including the adoption of a stock savings bank charter and bylaws, with the concurrent sale of all the Bank's common stock to CBCT Bancshares, Inc., a Maryland corporation (the "Holding Company"), and sale by the Holding Company of shares of its common stock; and

such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any such other business.

         The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are holders of deposit accounts at the Bank at the close of business on ________________ and borrowers of the Bank as of _____________ who continue as borrowers as of ________________. In the event there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.

                             BY ORDER OF THE BOARD OF DIRECTORS



                             ----------------------
                             Chairman of the Board

Smithville, Texas
___________, 2000


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          YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                 FOR APPROVAL OF THE PROPOSALS BY COMPLETING THE
              ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                   POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                          YOUR VOTE IS VERY IMPORTANT.
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                         SUMMARY OF PROPOSED CONVERSION

         This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this proxy statement and the accompanying prospectus.


         Under its present "mutual" form of organization, Community Bank has no stockholders. Its deposit account holders are members of the Bank and have voting rights in that capacity. In the unlikely event of liquidation, the Bank's deposit account holders would have the sole right to receive any assets of the Bank remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Bank will be converted into a Texas chartered savings institution organized in stock form, and all of the Bank's common stock would be sold concurrently to the Holding Company (the "Conversion"). The Holding Company will offer and sell its common stock (the "Common Stock") in an offering to (1) depositors of Community Bank as of the close of business on September 30, 1998 ("Eligible Account Holders"), (2) tax-qualified employee benefit plans of the Bank ("Tax-Qualified Employee Plans") provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the appraisal range, (3) depositors of Community Bank as of the close of business on March 31, 2000 ("Supplemental Eligible Account Holders"), (4) borrowers and depositors of the Bank as of the close of business on ________, 2000 who continue as borrowers and depositors as of the Special Meeting who are not Eligible or Supplemental Eligible Account Holders ("Other Members") and (5) employees, officers and directors of the Bank (the "Subscription Offering"). It is anticipated that the Tax-Qualified Employee Plans will purchase 8% of the Common Stock issued in the Conversion.


         To the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company may offer and sell the remainder of the Common Stock in a direct community offering ("Direct Community Offering") or public offering ("Public Offering") through Keefe, Bruyette & Woods, Inc. ("KBW"). The Subscription Offering and the Public Offering and/or Direct Community Offering are referred to collectively as the "Offering." Voting and liquidation rights with respect to the Bank would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible and Supplemental Eligible Account Holders of the Bank and voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchase of shares of its Common Stock. See "Community Bank's Conversion - Effects of the Conversion- Depositor's Rights If We Liquidate" in the prospectus.

         THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE CONVERSION.


Business Purposes for Conversion         Net Conversion proceeds are expected to increase the capital of Community
                                         Bank, which will support the expansion of its financial services to the public including the ability to grow through increased branching and acquisitions.  The conversion to stock form and the use of a holding company structure are also expected to enhance its ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets through the increase in capitalization.  The conversion is subject to the approval of the Texas Savings and Loan Department (the
                                         "Department") as well as the non-objection of the FDIC ("FDIC").  The
                                         Bank will continue to be subject to comprehensive regulation and examination by the FDIC and the Department.  The Holding Company will be subject to regulation by the Federal Reserve Board and will also file various periodic public reports with the U.S. Securities and Exchange
                                         Commission, and will be subject to the Commission's jurisdiction under the federal securities laws.  The conversion to stock form will not effect the existing business of the bank or its relationship with its customers.



Subscription Offering                    As part of the Conversion, Common Stock is being offered for sale in the
                                         Subscription Offering, in the priorities summarized below, to the Bank's
                                         (1) Eligible Account Holders, (2) Tax-Qualified Employee Plans, (3)
                                         Supplemental Eligible Account Holders (4) Other Members, and (5)
                                         employees, officers and directors of the Bank.  If necessary, all shares of
                                         Common Stock not purchased in the Subscription Offering, if any, may be offered in connection with the Direct Community Offering and/or Public
                                         Offering for sale to selected persons through KBW.

Subscription Rights of Eligible          Each Eligible Account Holder has been given non-transferable rights to
Account Holders                          subscribe for an amount equal to the greater of $100,000 of Common
                                         Stock, one-tenth of one percent of the total number of shares offered in the
                                         Subscription Offering or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of such subscriber and the denominator is the total amount of the qualifying deposits of all account holders in this category on the qualifying date.


Subscription Rights of Tax-Qualified     The Bank's Tax-Qualified Employee Benefit Plans have been given
Employee Benefit Plans                   non-transferable rights to subscribe, individually and in the aggregate, for up to 10% of the total number of shares issued in the Conversion after satisfaction of subscriptions of Eligible Account Holders. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the
                                         Common Stock issued in the Conversion.


Subscription Rights of Supplemental      After satisfaction of subscriptions of Eligible Account Holders and Tax-
Eligible Account Holders                 Qualified Employee Plans, each Supplemental Eligible Account Holder
                                         (other than directors and officers of the Bank) has been given non-
                                         transferable rights to subscribe for an amount equal to the greater of
                                         $100,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Conversion or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.  The subscription rights of each Supplemental Eligible Account
                                         Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account Holder.

Subscription Rights of Other             Each Other Member has been given non-transferable rights to subscribe
Members                                  for an amount equal to the greater of $100,000 of Common Stock or one-tenth of one percent of the total number of shares offered in the
                                         Conversion after satisfaction of the subscriptions of the Bank's
                                         Eligible Account Holders, Tax-Qualified Employee Plans and
                                         Supplemental Eligible Account Holders.

Subscription Rights of Bank              Each individual employee, officer and director of the Bank has been
Personnel                                given the right to subscribe for an amount not to exceed $100,000 of
                                         Common Stock after satisfaction of the subscriptions of Eligible
                                         Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible
                                         Account Holders and Other Members. Total shares subscribed for by the employees, officers and directors in this category may not exceed 25%
                                         of the total shares offered in the Conversion.




Direct Community Offering and/or         Subject to prior rights of holders of subscription rights, the Holding
Public Offering                          Company may also offer the Common Stock for sale to selected persons through KBW in a Direct Community Offering and/or Public Offering.

Purchase Limitations                     (1) No person by himself or herself, together with associates, or persons acting in concert, may purchase more than $100,000 of Common Stock in the Conversion. (2) The aggregate purchases of directors and executive officers and their associates may not exceed 35% of the total number of shares offered in the Conversion.  The purchase limitations in (1) and (2)
                                         do not apply to the Bank's Tax-Qualified Employee Plans. The Board of
                                         Directors of the Holding Company and the Bank may, in their sole discretion, increase the maximum purchase limitation in (1) up to 9.99% of the shares being offered in the Conversion.

Expiration Date of the Subscription      All subscriptions for Common Stock in connection with the Subscription
Offering                                 Offering must be received by 12:00 Noon, Smithville, Texas time on
                                         _______________, 2000.

How to Subscribe for Shares              For information on how to subscribe for Common Stock being offered in the Subscription Offering, please read the prospectus and the order form and instructions accompanying this proxy statement. Subscriptions will not become effective until the Plan of Conversion has been approved by the
                                         Bank's members and all of the Common Stock offered in the Conversion has been subscribed for or sold in the Offering or through such other means as may be approved by the Department.

Price of Common Stock                    All sales of Common Stock in the Offering will be made at the same price per share (which is currently expected to be $10.00 per share) on the basis of an independent appraisal of the pro forma market value of the Bank and the Holding Company upon Conversion.  On the basis of a preliminary appraisal by Ferguson & Company ("Ferguson"), which has been reviewed by the Department, a minimum of 180,625 and a maximum of 281,031 shares will be offered in the Conversion.  With the approval of the FDIC and the Department, CBCT Bancshares, Inc. may sell up to an additional
                                         36,656 shares of common stock at $10.00 per share without the resolicitation of subscribers.  See "Community Bank's Conversion -- How
                                         We Determined Our Price and the Number of Shares to be Issued in the
                                         Stock Offering" in the prospectus.

Tax Consequences                         The Bank has received an opinion from its special counsel, Silver,
                                         Freedman & Taff, L.L.P., stating that the Conversion is a nontaxable reorganization under Section 368(a)(1)(F) of the Internal Revenue Code.
                                         The Bank has also received an opinion from Padgett, Stratemann & Co.,
                                         L.L.P. ("Padgett") stating that the Conversion will not be a taxable transaction for Texas income tax purposes.

Required                                 Vote Approval of the Plan of Conversion will require the affirmative vote of a majority of all votes eligible to be cast at the Special
                                         Meeting.




Benefits to Management from the          We intend to establish the CBCT Bancshares, Inc. employee stock
Offering                                 ownership plan which will purchase 8% of the shares sold in the conversion. A loan from CBCT Bancshares, Inc. to the plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares. If shares are not available for purchase by the employee stock ownership plan in the subscription offering, then the plan will purchase the shares in the open market. The employee stock ownership plan will provide a retirement benefit to all employees eligible to We also intend to adopt a stock option participate in the plan. plan and a restricted stock plan for the benefit of directors, officers and employees, subject to shareholder approval. If we adopt the restricted stock plan, some of these individuals will be awarded stock at no cost to them. As a result, both the employee stock ownership plan and the restricted stock plan will increase the voting control of management without a cash outlay.

                                         The following table presents the total value of the shares of common stock, at the maximum of the offering range, which would be acquired by the employee stock ownership plan and the total value of all shares to be available for award and issuance under the restricted stock plan. The table assumes that the value of the shares is $10.00 per share. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of common stock increases.

                                                                                                Percentage of
                                                                                 Estimated      Shares Issued
                                                                             Value of Shares   in the Offering
                                                                             ---------------   ---------------
                                         Employee Stock Ownership Plan............$195,500            8.0%
                                         Restricted Stock Awards..................  97,750            4.0
                                         Stock Options............................     ---           10.0
                                                                                  --------           ----
                                              Total...............................$293,250           22.0%
                                                                                                     ====

                                         In addition, upon completion of the conversion, we intend to enter into an employment agreement with Brad M. Hurta, president and chief executive officer of Community Bank. The employment agreement is designed to assist us in maintaining a stable and competent management team after the conversion. The employment agreement will have a term of three years and provide for an annual base salary in an amount not less than this individual's current salary. Mr. Hurta currently has a base salary of $75,000.


                                         All directors, advisory directors and executive officers as a group intend to purchase $459,500 of CBCT Bancshares, Inc. common stock or
                                         25.00% based on the minimum of the estimated offering range and 18.80%
                                         based on the maximum of the estimated offering range.


                                   YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                                              THE PLAN OF CONVERSION

                      COMMUNITY BANK OF CENTRAL TEXAS, ssb

                                 PROXY STATEMENT

           SPECIAL MEETING OF MEMBERS TO BE HELD ON____________, 2000

                               PURPOSE OF MEETING


         This proxy statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of Community Bank of Central Texas, ssb ("Community Bank" or the "Bank") of the proxies to be voted at the Special Meeting of Members of the Bank (the "Special Meeting") to be held at the main office of the Bank located at 312 Main Street, Smithville, Texas 78957-2035, on ___________, 2000 at _:__ _.m., Smithville, Texas time, and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion (the "Plan of Conversion") under which the Bank would be converted (the "Conversion") from a Texas chartered mutual savings institution into a Texas chartered stock savings institution, the concurrent sale of all the common stock of the stock savings institution to CBCT Bancshares, Inc. (the "Holding Company"), a Maryland corporation, and the sale by the Holding Company of shares of its common stock (the "Common Stock"), and such other business as may properly come before the meeting and any adjournment thereof.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the Bank unanimously recommends that you vote to approve the Plan of Conversion.


         The Bank is currently organized in "mutual" rather than "stock" form, meaning that it has no stockholders and no authority under its mutual charter to issue capital stock. The Bank's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Bank, will substantially increase the Bank's net worth and capitalization. The Holding Company will exchange 50% of the net proceeds from the sale of the Common Stock for the common stock of the Bank to be issued upon Conversion. The Holding Company expects to retain the balance of the net proceeds as its initial capitalization, a portion of which the Holding Company intends to lend to the Employee Stock Ownership Plan to fund its purchase of Common Stock. ^ While currently not needed to meet minimum regulatory capital requirements, this increased capital will support the expansion of the Bank's financial services to the public. The Board of Directors of the Bank also believes that the conversion to stock form and the use of a holding company structure will enhance the Bank's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets, although the Bank has no current plans to expand its financial services to the public.


         The Board of Directors of the Bank believes that the Conversion will further benefit the Bank by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. The Board of Directors of the Holding Company intends to adopt a stock option plan and a restricted stock plan following completion of the Conversion. See "Management -- Benefits" in the accompanying prospectus.

         Maryland was chosen as the state of incorporation because it provides protections similar to Delaware with respect to takeover, indemnification and limitations on liability, with reduced franchise taxes.


       Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock. Voting against the Plan of Conversion will not preclude any person from purchasing any Common Stock.


              INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

         The Board of Directors of the Bank has fixed __________, 2000 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Bank depositors are members of the Bank under its current charter. All Bank depositors of record as of the close of business on the Voting Record Date, and borrowers as of ____________, and the Voting Record Date, who continue to be depositors and borrowers, respectively, as of the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

         Each depositor member (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Bank as of the Voting Record Date, up to a maximum of 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Each qualifying member borrower is entitled to one vote in addition to any other vote the borrower may otherwise have.

         Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. As of _________, 2000, the Bank had approximately ______ members who were entitled to cast a total of approximately ________ votes at the Special Meeting.

         Bank members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Bank, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person. A later dated proxy will serve to revoke a proxy with an earlier date.

         All properly executed proxies received by the Board of Directors of the Bank will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

         If a proxy is not executed and is returned and the member does not vote in person, the Bank is prohibited by Texas regulations from using a previously executed proxy to vote for the Plan of Conversion. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion.

         To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Bank, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. In addition, Keefe, Bruyette & Woods, Inc. ("KBW") will assist the Bank in the solicitation of proxies. Such persons will be reimbursed by the Bank for their expenses incurred in connection with such solicitation. The Bank will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                      DESCRIPTION OF THE PLAN OF CONVERSION

         The Texas Savings and Loan Department (the "Department") has approved the conversion and it is anticipated that the Federal Deposit Insurance Corporation (the "FDIC") will issue its intent not to object to the Plan of Conversion subject to the approval of the Bank's members and the satisfaction of certain other conditions. However, such approval does not constitute a recommendation or endorsement of the Plan of Conversion by the Department or the FDIC.

         The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through the adoption of an amended charter and bylaws for the Bank to authorize the issuance of capital stock along with the concurrent formation of a holding company. As part of the Conversion, the Plan of Conversion provides for the subscription offering (the "Subscription Offering") of the Common Stock to the Bank's (i) Eligible Account Holders (depositors of the Bank as of the close of business on September 30, 1998); (ii) Tax-Qualified Employee Plans (the "Employee Stock Ownership Plan"),
(iii) Supplemental Eligible Account Holders (depositors of the Bank as of the close of business of March 31, 2000); (iv) Other Members (deposit account holders and borrowers eligible to vote at the Special Meeting who are not Eligible Account Holders or Supplemental Eligible Account Holders); and (v) the Bank's employees, officers and directors. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock issued in the Conversion. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered to selected persons in a Direct Community Offering and/or a Public Offering through KBW.

         The Subscription Offering has commenced as of the date of mailing of this proxy statement. A prospectus explaining the terms of the Subscription Offering, including how to order and pay for shares and describing the business of the Bank and the Holding Company, accompanies this proxy statement and should be read by all persons who wish to consider subscribing for Common Stock. The Subscription Offering expires at 12:00 Noon, Smithville, Texas time on ____________, 2000, unless extended by the Bank and the Holding Company.

         The Texas conversion regulations require that at least the minimum number of shares based on the estimated valuation range offered in a conversion be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Bank and the Holding Company with the approval of the Department. This 45-day period expires _____________, 2000 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Bank and the Holding Company will consult with the Department to determine an appropriate alternative method of selling all unsubscribed shares offered in the Conversion. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the Special Meeting.

         The Direct Community Offering and/or Public Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the completion of the Subscription Offering. No sales of shares may be completed, either in the Subscription Offering or otherwise, unless the Plan of Conversion is approved by the members of the Bank.

         The commencement and completion of the offering, however, is subject to market conditions and other factors beyond the Bank's control. Due to adverse conditions in the stock market in the past, a number of converting thrift institutions encountered significant delays in completing their stock offerings or were not able to complete them at all. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Direct Community Offering and/or Public Offering or other sale of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company's Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Bank and the Holding Company from the sale of the Common Stock. The Bank and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

         The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion. A copy of the Plan of Conversion, the proposed stock charter and bylaws of the Bank and the Holding Company's articles of incorporation and bylaws are available from the Bank upon request. Requests for copies of any such documents should be directed to: the Secretary, Community Bank of Central Texas, ssb, 312 Main Street, Smithville, Texas 78957-2035 at (512) 237-2482.

Principal Effects of Conversion

         Depositors. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

         Borrowers. The rights and obligations of borrowers under their loan agreements with the Bank will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

         Voting Rights of Members. Under the Bank's current state mutual charter, depositors and certain borrowers have voting rights as members of the Bank with respect to the election of directors and certain other affairs of the Bank. After the Conversion, exclusive voting rights with respect to all such matters will be vested in the Holding Company as the sole stockholder of the Bank. Members will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

         Liquidation Rights of Depositor Members. Currently, in the unlikely event of liquidation of the Bank, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Bank, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Bank at the time of liquidation. After the Conversion, the assets of the Bank would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Conversion and then to the Holding Company as the sole stockholder of the Bank's outstanding common stock. The Bank's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Bank in the event of liquidation after the Conversion, but would continue to have the right as creditors of the Bank to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Bank's sole stockholder. In addition, the Bank's deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law, currently up to $100,000 per insured depositor. The Liquidation Account will initially be established in an amount equal to the net worth of the Bank as of the date of the Bank's latest statement of financial condition contained in the final prospectus used in connection with the Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his or her qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on September 30, 1999 or March 31, 2000, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Bank is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account.

         The Bank. Under federal law, the stock savings bank resulting from the Conversion will be deemed to be a continuation of the mutual savings bank rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Bank prior to the Conversion. The Conversion will enable the Bank to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Bank, and no assets of the Bank will be distributed in order to effect the Conversion, other than to pay the expenses incident thereto. After the Conversion, the Bank will remain subject to examination and regulation by the Department and will continue to be a member of the Federal Home Loan Bank System. The Conversion will not cause any change in the executive officers or directors of the Bank.

         Tax Consequences. The Bank has received an opinion of its special counsel, Silver, Freedman & Taff, L.L.P., to the effect that (i) the Bank's adoption of a charter in stock form will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended;
(ii) no gain or loss will be recognized by the Bank solely as a result of the conversion to stock form; (iii) no gain or loss will be recognized by the Bank's account holders upon the issuance to them of accounts in the Bank, in stock form, immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank immediately prior to the Conversion; (iv) the tax basis of each account holder's interest in the liquidation account received in the Conversion will be equal to the value, if any, of that interest on the date and at the time of the Conversion; (v) the tax basis of the Common Stock purchased in the Conversion will be equal to the amount paid therefor; increased, in the case of Common Stock acquired pursuant to the exercise of Subscription Rights, by the fair market value, if any, of such Subscription Rights; (vi) the holding period of the Common Stock purchased pursuant to the exercise of Subscription Rights will commence upon the exercise of such holder's Subscription Rights and, in all other cases, the holding period of purchased Common Stock

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

will commence on the date following the date of such purchase; and (vii) gain or loss will be recognized by account holders upon the receipt or exercise of Subscription Rights in the Conversion, but only to the extent the Subscription Rights are deemed to have value, as discussed below.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumption that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Bank has received a letter from Ferguson & Company ("Ferguson") which, based on certain assumptions, concludes that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Direct Community and/or Public Offering takes place.

         Notwithstanding the Ferguson Letter, if the Subscription Rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of these rights would be taxable probably only to those eligible subscribers who exercise the Subscription Rights, either as a capital gain or ordinary income, in an amount equal to such value, and the Holding Company and the Bank could recognize gain on any distribution.

         With respect to Texas taxation, the Bank has received an opinion from Padgett to the effect that the Texas tax consequences to the Bank, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving Subscription Rights, parties purchasing Conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Padgett, as well as the Ferguson Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Indiana tax authorities.

Approval, Interpretation, Amendment and Termination

         Under the Plan of Conversion, the letter from the Department giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Bank casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the Texas tax consequences of the Conversion.

         The Plan of Conversion may be substantively amended by the Boards of Directors of the Bank and the Holding Company with the concurrence of the Department and may also require the concurrence of the FDIC. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the Department. Also, as required by regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Bank alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Bank at any time thereafter with the concurrence of the Department, notwithstanding approval of the Plan of Conversion by the members of the Bank at the Special Meeting. All interpretations by the Bank and the Holding Company of the Plan of Conversion and of the order form and related materials for the Subscription Offering will be final, except as regards or affects the Department.

Judicial Review

         Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. ss.1464(i)(2)(B) provides: (i) that persons aggrieved by a final action of the Department which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the Department be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting

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

of the Bank's members to vote on the Plan of Conversion described herein is included at the beginning of this proxy statement. The statute and regulation referred to above should be consulted for further information.


                             ADDITIONAL INFORMATION

         The information contained in the accompanying prospectus, including a more detailed description of the Plan of Conversion, consolidated financial statements of the Bank and a description of the capitalization and business of the Bank and the Holding Company, including the Bank's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock and a description of the Common Stock, is intended to help you evaluate the Conversion and is incorporated herein by reference.

         Your vote is very important to us. Please take a moment now to complete and return your proxy card in the postage-paid envelope provided. You may still attend the Special Meeting and vote in person even though you have voted your proxy. Failure to submit a proxy will have the same effect as voting against the Conversion.

         A copy of the Plan of Conversion, the proposed stock charter and bylaws of the Bank and the Holding Company's articles of incorporation and bylaws are available from the Bank upon request. Requests for copies of any such documents should be directed to: the Secretary, Community Bank of Central Texas, ssb, 312 Main Street, Smithville, Texas 78957-2035 at (512) 237-2482.

         If you have any questions, please call our Stock Information Center at (___) __-____.

         Important: you may be entitled to vote in more than one capacity. Please sign, date and promptly return each proxy card you receive.

                              -------------------

         This proxy statement is not an offer to sell or the solicitation of an offer to buy stock. The offer will be made only by the prospectus.

         The Common Stock is not a deposit or account and is not federally insured or guaranteed by the Bank or the Holding Company. In addition, an investment in CBCT Bancshares common stock may lose value.

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